Exhibit 99.1

7500 East Columbia Street	Contact Mark L. Lemond
Evansville, IN 47715	President and Chief Executive Officer
www.shoecarnival.com	or W. Kerry Jackson
(812) 867-6471	Executive Vice President, Chief Financial Officer
and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FIRST QUARTER 2011 RESULTS

Highest Quarterly Earnings Per Diluted Share in the Company's History of $0.75

Evansville, Indiana, May 19, 2011 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced sales and earnings for the first quarter ended April 30, 2011.

Net sales for the first quarter of fiscal 2011 increased 4.7 percent to $198.5 million compared to net sales of $189.5 million in the first quarter of fiscal 2010.  Comparable store sales increased 3.4 percent for the first quarter of fiscal 2011.  This increase follows a record 13.1 percent increase in comparable store sales achieved in the first quarter of fiscal 2010.

Net earnings for the first quarter increased to $9.9 million, or $0.75 per diluted share, from net earnings of $9.2 million, or $0.72 per diluted share in the first quarter of last year.

The gross profit margin for the first quarter of fiscal 2011 decreased to 31.1 percent compared to 31.3 percent for the first quarter of fiscal 2010.  The merchandise margin decreased 0.4 percent, while buying, distribution and occupancy costs decreased 0.2 percent.

Selling, general and administrative expenses for the first quarter increased $1.3 million to $45.6 million; however, as a percentage of sales, these expenses decreased to 23.0 percent compared to 23.4 percent in the first quarter of 2010 due to the leverage associated with comparable store sales increases.

Speaking on the results, Mark Lemond, president and chief executive officer said, "Athletic footwear, especially certain running styles, along with women's sport styled sandals contributed significantly to our first quarter comparable store sales increase of 3.4 percent.  This increase in comparable stores sales, combined with a solid gross profit margin and controlled expenses enabled us to report the highest quarterly earnings in the Company's history."

Mr. Lemond continued, "Our implementation team is making significant progress towards our goal of launching an e-commerce platform in the second half of this year.  We are excited about the introduction of this new platform for sales growth and the national branding opportunity it will enable.  We believe we can continue to capitalize on the strength of our business model and deliver year-over-year gains in sales and earnings for the current fiscal year."

Second Quarter Fiscal 2011 Earnings Outlook

The Company expects second quarter net sales to be in the range of $169 to $172 million with comparable store sales in the range of flat to an increase of 2 percent.  Earnings per diluted share in the second quarter of fiscal 2011 are expected to be in the range of $0.27 to $0.31.

Store Growth

The Company expects to open 20 new stores and close five stores in fiscal 2011.  Store openings and closings by quarter are as follows:

	New Stores	Stores Closings
1st Quarter 2011	4	0
2nd Quarter 2011	5	2
3rd Quarter 2011	11	1
4th Quarter 2011	0	2
Fiscal 2011	20	5

The four new stores opened during the first quarter included locations in:

City	Market/Total Stores in Market
Algonquin, IL	Chicago/21
Cheyenne, WY	Cheyenne/1
Coralville, IA	Cedar Rapids/2
Mentor, OH	Cleveland/6

In addition to opening new stores, in fiscal 2011 the Company expects to launch an e-commerce site during the second half of the year to sell shoes and related accessories through the Company's website, www.shoecarnival.com.

Conference Call

Today, at 4:30 p.m. Eastern time, the Company will host a conference call to discuss the first quarter results.  The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival is a chain of 316 footwear stores located in the Midwest, South and Southeast.  Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Date of Annual Shareholder Meeting

As previously announced, the Annual Meeting of Shareholders will be held on June 16, 2011.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully develop and implement an e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, Brazil, Italy and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen Weeks Ended April 30, 2011	Thirteen Weeks Ended May 1, 2010

Net sales	$198,450	$189,457
Cost of sales (including buying,distribution and occupancy costs)	136,690	130,185

Gross profit	61,760	59,272
Selling, general and administrative expenses	45,625	44,281

Operating income	16,135	14,991
Interest income	(28)	(23)
Interest expense	61	69

Income before income taxes	16,102	14,945
Income tax expense	6,183	5,698

Net income	$9,919	$9,247

Net income per share:
Basic	$.77	$.73
Diluted	$.75	$.72

Average shares outstanding:
Basic	12,872	12,687
Diluted	13,193	12,874

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 30, 2011	January 29, 2011	May 1, 2010

ASSETS
Current Assets:
Cash and cash equivalents	$69,053	$60,193	$51,760
Accounts receivable	1,210	1,550	1,376
Merchandise inventories	218,260	212,929	200,157
Deferred income tax benefit	3,798	4,275	3,453
Other	3,512	2,407	7,727
Total Current Assets	295,833	281,354	264,473
Property and equipment-net	64,323	62,391	60,879
Other	1,448	1,400	1,270
Total Assets	$361,604	$345,145	$326,622

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$54,920	$55,219	$53,722
Accrued and other liabilities	20,144	15,457	21,633
Total Current Liabilities	75,064	70,676	75,355
Deferred lease incentives	9,049	8,211	6,766
Accrued rent	5,285	5,082	5,115
Deferred income taxes	1,127	669	542
Deferred compensation	5,579	4,907	4,087
Other	1,373	1,257	2,262
Total Liabilities	97,477	90,802	94,127
Total Shareholders' Equity	264,127	254,343	232,495
Total Liabilities and Shareholders' Equity	$361,604	$345,145	$326,622

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirteen Weeks Ended April 30, 2011	Thirteen Weeks Ended May 1, 2010
Cash flows from operating activities:
Net income	$9,919	$9,247
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,493	3,509
Stock-based compensation	1,225	1,285
Loss on retirement of assets and impairments	119	1,171
Deferred income taxes	935	(708)
Lease incentives	1,212	652
Other	352	228
Changes in operating assets and liabilities:
Accounts receivable	341	(630)
Merchandise inventories	(5,331)	(2,705)
Accounts payable and accrued liabilities	2,248	(1,807)
Other	2,516	77

Net cash provided by operating activities	17,029	10,319

Cash flows from investing activities:
Purchases of property and equipment	(6,872)	(3,280)
Proceeds from sale of property and equipment	4	300

Net cash used in investing activities	(6,868)	(2,980)

Cash flows from financing activities:
Proceeds from issuance of stock	118	372
Excess tax benefits from stock-based compensation	1,211	156
Purchase of treasury stock	(2,630)	(275)

Net cash (used in) provided by financing activities	(1,301)	253

Net increase in cash and cash equivalents	8,860	7,592
Cash and cash equivalents at beginning of period	60,193	44,168

Cash and Cash Equivalents at End of Period	$69,053	$51,760